Exhibit 3.1

FOURTH AMENDMENT

TO

SECOND AMENDED AND RESTATED BYLAWS

OF

ASCENT SOLAR TECHNOLOGIES, INC.

The undersigned, being the President and CEO of Ascent Solar Technologies, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the Corporation's Second and Amended and Restated Bylaws, dated February 10, 2009 (the “Bylaws”), were amended by a resolution of the Corporation's Board of Directors, adopted as of March 7, 2025, as follows:

Sections 2.5 and 2.6 of the Bylaws are amended and restated in its entirety to read as follows:

2.5. Quorum; Adjournment. The holders of one-third of the voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.6  Vote Required. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required, in which case such express provision shall govern and control the decision of such question.

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this 7th day of March, 2025.

By: /s/ Paul Warley

Name: Paul Warley

Title: President and CEO